Exhibit H

Supplemental Presentation To Proxy Advisors March 21, 2013

THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF JANA PARTNERS LLC (THE "SHAREHOLDER"), WHICH OPINIONS ARE BASED EXCLUSIVELY ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO AGRIUM INC. (THE "ISSUER"). THESE MATERIALS ARE FOR GENERAL INFORMATIONAL PURPOSES ONLY. THEY DO NOT HAVE REGARD TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEED OF ANY SPECIFIC PERSON WHO MAY RECEIVE THESE MATERIALS, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION. OPINIONS EXPRESSED HEREIN ARE CURRENT OPINIONS AS OF THE DATE APPEARING IN THIS MATERIAL ONLY. THE SHAREHOLDER DISCLAIMS ANY OBLIGATION TO UPDATE THE DATA, INFORMATION OR OPINIONS CONTAINED HEREIN. UNLESS OTHERWISE INDICATED, FINANCIAL INFORMATION AND DATA USED HEREIN HAVE BEEN DERIVED OR OBTAINED FROM FILINGS MADE WITH THE APPLICABLE REGULATOR BY THE ISSUER OR OTHER COMPANIES THAT THE SHAREHOLDER CONSIDERS COMPARABLE, AND FROM OTHER THIRD PARTY REPORTS. EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THESE MATERIALS ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES. YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. THE SHAREHOLDER DOES NOT ASSUME ANY OBLIGATION TO UPDATE THE FORWARD-LOOKING STATEMENTS. THE SHAREHOLDER HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO THE USE HEREIN OF PREVIOUSLY PUBLISHED INFORMATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN. ALTHOUGH DATA AND INFORMATION CONTAINED HEREIN HAVE BEEN OBTAINED FROM SOURCES BELIEVED TO BE RELIABLE, THE SHAREHOLDER DOES NOT GUARANTEE THEIR ACCURACY, COMPLETENESS OR FAIRNESS. THE SHAREHOLDER HAS RELIED UPON AND ASSUMED, WITHOUT INDEPENDENT VERIFICATION, THE ACCURACY AND COMPLETENESS OF ALL DATA AND INFORMATION AVAILABLE FROM PUBLIC SOURCES. NO WARRANTY IS MADE THAT ANY DATA OR INFORMATION CONTAINED HEREIN, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH A REGULATOR OR FROM ANY THIRD PARTY, IS ACCURATE. THE SHAREHOLDER SHALL NOT BE RESPONSIBLE OR HAVE ANY LIABILITY FOR ANY MISINFORMATION CONTAINED IN ANY REGULATORY FILING OR THIRD PARTY REPORT. THERE IS NO ASSURANCE OR GUARANTEE WITH RESPECT TO THE PRICES AT WHICH ANY SECURITIES OF THE ISSUER WILL TRADE, AND SUCH SECURITIES MAY NOT TRADE AT PRICES THAT MAY BE IMPLIED HEREIN. THE ESTIMATES, PROJECTIONS, PRO FORMA INFORMATION AND POTENTIAL IMPACT OF THE PROPOSALS SET FORTH HEREIN ARE BASED ON ASSUMPTIONS THAT THE SHAREHOLDER BELIEVES TO BE REASONABLE, BUT THERE CAN BE NO ASSURANCE OR GUARANTEE THAT ACTUAL RESULTS OR PERFORMANCE OF THE ISSUER WILL NOT DIFFER, AND SUCH DIFFERENCES MAY BE MATERIAL. THE SHAREHOLDER CURRENTLY HOLDS A SUBSTANTIAL AMOUNT OF SHARES OF COMMON STOCK OF THE ISSUER. THE SHAREHOLDER MAY FROM TIME TO TIME SELL ALL OR A PORTION OF ITS SHARES IN OPEN MARKET TRANSACTIONS OR OTHERWISE (INCLUDING VIA SHORT SALES), BUY ADDITIONAL SHARES (IN OPEN MARKET OR PRIVATELY NEGOTIATED TRANSACTIONS OR OTHERWISE), OR TRADE IN OPTIONS, PUTS, CALLS OR OTHER DERIVATIVE INSTRUMENTS RELATING TO SUCH SHARES. THE SHAREHOLDER ALSO RESERVES THE RIGHT TO TAKE ANY ACTIONS WITH RESPECT TO ITS INVESTMENT IN THE ISSUER AS IT MAY DEEM APPROPRIATE, INCLUDING, BUT NOT LIMITED TO, COMMUNICATING WITH MANAGEMENT OF THE ISSUER, THE BOARD OF DIRECTORS OF THE ISSUER, AND OTHER INVESTORS. NEITHER THESE MATERIALS NOR ANYTHING CONTAINED HEREIN IS INTENDED TO BE, NOR SHOULD IT BE CONSTRUED OR USED AS, INVESTMENT, TAX, LEGAL OR FINANCIAL ADVICE, AN OPINION OF THE APPROPRIATENESS OF ANY SECURITY OR INVESTMENT, OR AN OFFER, OR THE SOLICITATION OF ANY OFFER, TO BUY OR SELL ANY SECURITY OR INVESTMENT. Disclaimer

Agrium’s counterarguments to our analysis of underperformance in fact reinforce our conclusions

Agrium's Counterarguments & JANA's Responses

Agrium Issue	Facts / Implication
JANA's Peer Returns Comparison Methodology	► Agrium used a *nearly identical* methodology in its October investor presentation. Using *Agrium's own framework for analysis* of the 5, 3 and 1 year periods shows underperformance of peers by 44%, 21% and 11% prior to JANA
Weightings of Peer Returns	► Agrium's newly proposed peer comparison framework (weighting by values not earnings contribution) also shows it substantially underperformed peers
Selected Retail Peers	► Agrium publicly advocated the use of the exact Retail peers they now criticize (the "Original Comparables"); UAP used these same peers to compare stock price performance in its 10-K (and UAP outperformed them)
Weighting of CF, Which Deployed Capital Well	► CF's board allocated capital well, distinguishing CF against competitors and driving strong shareholder returns. Agrium's poor capital allocation and underperformance does not make CF a less appropriate comp
June 1 Performance Cut-Off For Measuring Returns	► June is widely recognized as when JANA's involvement became known and began positively impacting Agrium's stock, leading to Agrium's unprecedented dividend increases, share repurchase and new Retail disclosure

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JANA’s Peer Returns Comparison Methodology Agrium employed a nearly identical methodology to compare its performance with peers (but used a measurement period that includes the benefit of JANA’s involvement) Agrium’s Performance Measurement: October 2012 Investor Presentation “3. Portfolio Weighted Peer Group composition based on LTM EBITDA (pre-corporate); Wholesale EBITDA allocated to Nitrogen, Potash, and Phosphate businesses based on gross profit contribution; CF used as comparable for Nitrogen business (42%); Mosaic, Intrepid, and Potash Corp used for Phosphate and Potash businesses (28%); Tractor Supply, Watsco, WESCO, Grainger, Airgas, Brenntag, MRC, Metals USA, Reliance Steel and Aluminum, Beacon Roofing Supply, and Genuine Parts used for Retail business (31%); Portfolio Weighted Peer Group returns would be 25% YTD, 27% 1-year, 88% 3-year, and 98% 5-year if Yara was also used as a comparable for Nitrogen business.” Agrium calls JANA’s peer composite “self-concocted” and “deceptive”... yet Agrium itself has employed a nearly identical methodology in public performance comparison.

Weightings Of Peer Returns Agrium’s underperformance is still very clear, even under Agrium’s new methodology. 5 Years Prior to JANA (6/1/07 – 6/1/12) 3 Years Prior to JANA (6/1/09 – 6/1/12) For more detail on JANA’s and Agrium’s peer composites, see JANA’s Presentation to the Proxy Advisors (pages 19 and 27). Represents peer weighted return based on each segment’s contribution to Total Enterprise Value at period start date. Uses Agrium LTM segment EBITDA contribution and TEV / LTM EBITDA multiples for peers at measurement period start date. Represents peer weighted return based on each segment’s contribution to Total Enterprise Value at period start date. Uses sell-side analyst forward segment EBITDA contribution and consensus forward TEV / EBITDA multiples for peers at measurement period start date. (1) (1) (2) (3) (1) (1) (2) (3) After previously using earnings-based weightings in its own performance comparison (see page 6), Agrium now argues that a peer composite should be weighted based on segment values, not earnings contribution Even under Agrium’s newly preferred peer composite methodology (using weightings based on market value instead of earnings composition), Agrium still significantly underperformed peers 53% 46% 75% 74% 74% 77% 0% 20% 40% 60% 80% 100% AGU (NYSE) AGU (TSX) JANA's Peer Composite Agrium's Peer Composite Value Weighted Composite (Trailing) Value Weighted Composite (Forward)

Selected Retail Peers Agrium continued to distance itself from the Retail peers that it advocated historically (the “Original Comparables”), now referring to them as “JANA’s 5 Member Distribution Composite” and criticizing their applicability as peers However, the truth is: Agrium’s CEO cited these Original Comparables himself as Retail’s best peers at Agrium’s 2011 Investor Day Agrium explained why it viewed the Original Comparables as appropriate Retail peers in Agrium’s 2011 Retail ‘White Paper’ to research analysts Agrium included the Original Comparables in its own peer composite UAP measured its performance against the Original Comparables in its 10-K (and outperformed them) UAP traded in line with the Original Comparables – at 9x EBITDA – for the 2 years before Agrium purchased UAP The Original Comparables were included as peers in the fairness opinion to UAP’s sale “We fail to understand why the board has apparently chosen to disregard Agrium’s own list of comparable companies in favor of a newer group that appears less appropriate, more spurious and more convenient.” - Bank of America, 1/29/13

Selected Retail Peers (Cont’d) Agrium 2011 Investor Day Commentary Agrium 2011 Investor Day Slide “The million dollar question is what’s this retail business worth? When UAP was trading, they were trading at about 9x. If you look at Tractor Supply, which is a very close model to us – they’re in prime centers, they are in the rural areas, they do some small equipment – they are trading at a multiple of 11x... I believe we should be trading at 11x... I’ll just keep hammering at you until we get [the multiple] up to what we feel is a reasonable number” - CEO Michael Wilson, Agrium 2011 Investor Day UAP 10-K: Performance Comparison UAP 10-K Commentary 10-K Text Commentary: “We believe our peer group to be representative due to the fact that they are all distribution companies, though they are not distributors of agricultural inputs The companies consist of Airgas Inc. (‘ARG’), Genuine Parts Co. (‘GPC’), Tractor Supply Company (‘TSCO’), W.W. Grainger, Inc. (‘GWW’), Watsco, Incorporate (‘WSO’) and Wesco International (‘WCC’)”

Weighting Of CF, Which Deployed Capital Well CF is the most appropriate public comparable for Agrium’s Nitrogen business Agrium now claims that CF’s shareholder returns reflect high-returning capital allocation – and therefore CF is not an appropriate peer – however, CF’s relevance as a peer for Agrium does not change just because it has allocated capital more successfully than Agrium Returns on invested capital drive shareholder returns and are a reflection of board stewardship CF has been among the best allocators of capital in the S&P 500, opportunistically repurchasing shares at attractive prices with high returns, and executing successful M&A Conversely, Agrium has deployed capital poorly Returns on capital in Retail were cut in half following $4bn+ of M&A that has contributed to Retail’s inability to achieve Agrium’s own publicly stated minimum return hurdle Executed a large Dutch tender share repurchase only two weeks before reporting a sizeable earnings miss that drove the stock down 11% Agrium’s Nitrogen business is directly comparable to CF’s business. CF’s more skillful management of capital is not a reason to strike them as a peer.

June 1 Performance Cut-Off For Measuring Returns JANA began positively impacting Agrium’s stock price in early June after first engaging Agrium on ways to create value on May 31, 2012 Only a week later – on June 7 – Agrium reacted to JANA, increasing an already declared dividend by 100%+ Agrium’s increase of a dividend that had already been declared by the board only a few weeks earlier is such a rare event it was clearly in response to JANA’s engagement Reactions to JANA continued with a C$900 million share repurchase, a second increase of the dividend (by an additional 100%) and the introduction of significantly more disclosure for Retail JANA began a dialog with analysts in late May / June and Agrium’s sell-side analysts recognize that JANA’s impact on Agrium’s share price began in June “Investors have benefited from JANA’s actions as it sheds increasing light on the value of [Retail]. AGU shares have risen ~33% since mid-June, when JANA’s involvement in the stock became well known” – Susquehanna (10/23/12) Agrium has acknowledged JANA’s efforts began in late May “JANA has been running its campaign for over eight months now.” – Agrium Board Chair, Victor Zaleschuk (2/20/13) “JANA has been trying for over nine months to obtain support” – Agrium Board Chair, Victor Zaleschuk (3/7/13) "There's no doubt pressure from JANA prompted the fertilizer and agricultural products retailer to return $1 billion in additional cash to shareholders last year and to improve its disclosure, to the benefit of investors.” - Globe & Mail, January 25, 2013.

Agrium has now presented other claims regarding operating and performance metrics, in many cases contradicting its previous views on these issues

“Operating expense as a percent of Gross Profit is the appropriate benchmark for distribution companies” Agrium’s Contradictory Claim On Margins Agrium accuses JANA of inventing a new metric for Retail... but Agrium has publicly recognized this as the key metric for Retail, even making it a new performance target. Agrium Proxy Advisor Presentation Slide More Honest Representation Of Issue Agrium Claim: Retail’s margins are better than peers, and JANA has “invented an entirely new concept of ‘margins’” by focusing on EBIT / Gross Profit. Reality: Agrium acknowledged Retail margins need to be measured relative to Gross Profit, and in January added OpEx / Gross Profit as a new Retail target. “JANA has chosen to simply ignore these facts, which have always been public, and instead has invented an entirely new concept of ‘margins’ by dividing a profit figure by another profit figure (EBIT / Gross Profit)” – Agrium Presentation to Proxy Governance Advisors, slide 48 Talking point “Notes” section from the PowerPoint version of Agrium’s October 2012 investor presentation, sent to analysts by Agrium Investor Relations on October 5, 2012

Agrium’s Contradictory Claim On Dividends Agrium’s high dividend yield doesn’t prove the success of Agrium’s strategy, it evidences Agrium’s significant undervaluation. Agrium Proxy Advisor Presentation Slide More Honest Representation Of Issue Agrium Claim: “Our dividend yield is higher than all but 1 of our peers, and also higher than the average distribution company”. Reality: Agrium’s low dividend payout but high dividend yield reflects undervaluation, not a commitment to capital return. Note: Dividend payout ratio reflects current annualized dividend per share / consensus NTM earnings per share as of March 6, 2013, except where noted. Earnings per share data per CapitalIQ. (1) Reflects Watsco’s 2012 actual dividend of $2.48 per share. Given uncertainties regarding potential changes to U.S. federal tax policy, in 2012 Watsco paid a one-time special dividend of $5.00 per share, pulling forward ~2 years of future dividend payments. Given the pull forward, Watsco reduced its Q1 2013 quarterly dividend to $0.25 per share (from $0.62 in 2012). Wholesale Peers Distribution Companies Dividend Yield (%) Dividend Payout Ratio (%) 2.8 2.7 2.1 1.8 1.7 1.6 1.6 1.4 1.4 1.4 1.3 0.8 0.7 NM NM NM NM 0.0 1.0 2.0 3.0 4.0 Genuine Parts Potash Corp Applied Industrials Agrium Brenntag Airgas Mosaic MSC Industrial Grainger Reliance Steel Watsco Tractor Supply CF WESCO MRC Beacon Roofing Intrepid Potash

Agrium's Contradictory Claims On Return On Capital

After years of claiming strong returns on capital, Agrium's new disclosure revealed its returns were poor… and Agrium then downplayed the significance of returns.

Agrium Proxy Advisor Presentation Slide

Agrium Claim: Return on capital is not an important metric to use when measuring success or performance, and returns should not be assessed until well after capital is deployed.

"JANA has conveniently chosen to focus on a very short-term accounting measure of investment returns rather than a cash flow / economic measure and has further assumed that there are companies that actually pursue a $4Bn, multi-year, industry consolidation program **based on expected accounting returns during years 1 to 3, which is simply absurd"**

– *Agrium Presentation to Proxy Governance Advisors, slide 19*

True Historical Performance & Commentary

Reality: Return on capital is the barometer of success for a growth strategy. Agrium recognized this basic corporate finance tenet - until it revealed that its growth strategy led to significant erosion in returns.



"Mid-Upper Teens"(1)
Retail growth strategy has resulted in a significant decline in return on capital
Minimum Return Hurdle: 9%
9%
8%
< 8%
Agrium Pre Royster & UAP Acquisition
Agrium Retail (2)
Agrium Retail After Corp. Costs
Return on Incremental Capital

$3bn+ of Agrium's Retail M&A capital (~75% total) was deployed more than 4.5 years ago

"**Our hurdle rate is 9%**, and what will happen is that'll be a minimum hurdle rate … When I look back at the last five years and that projects that we've conducted, whether they're build or buy, **one thing is sure that we have delivered IRRs above the hurdle rate."** – *Agrium's COO, 2012 Investor Day*

(1) Commentary by Agrium's COO at 2013 CIBC Whistler conference: "Before we went through the Royster-Clark and the UAP acquisition, which were game-changers for us, the return on capital was in the mid-teens and actually upper-teens".
(2) 2012 reported Retail return on capital, pre-corporate.

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Agrium continues to use a non-standard ~7.25 year measurement period to claim strong absolute performance Agrium’s non-standard measurement period is inappropriate for performance comparison based on several flaws

Agrium’s Highly Engineered Measurement Period Disingenuous Start Date: 11/8/05 Disingenuously justified by pointing to Royster-Clark acquisition Agrium claims its $0.4bn Royster-Clark acquisition was the beginning of its Retail strategy, but it is dwarfed by Agrium’s truly transformative Retail acquisition – UAP, for $2.7bn in 2008 – which it funded in part with new equity Agrium misrepresents its Royster-Clark acquisition date. Agrium launched a hostile tender on 11/8/05, but holders did not tender until February 2006 (after Agrium extended the tender 5 times and raised the price twice, by ~20%) By opportunistically anchoring to 11/8/05, Agrium tries to take credit for the rebound in its share price following the temporary ‘shock’ in natural gas prices after Hurricane Katrina Nitrogen producers impacted as gas prices hit record highs Both Agrium and CF shares were impacted and recovered by February 1: CF up 24% and AGU up 21% from 11/8/05 Disingenuous End Date: 2/13/13 Includes more than 8 months of benefits from JANA’s engagement and its positive impact on Agrium’s stock End date within ~2% of Agrium’s all-time high and not updated for subsequent 8% share price decline before proxy was filed Agrium uses a highly engineered measurement period to claim strong absolute returns. Appropriate adjustments reduce Agrium’s claimed returns by more than 50%. What Does This Mean For Returns? Adjusting Disingenuous Start Date Adjusting Disingenuous End Date 11/8/05 – 2/13/13 2/1/06 – 2/13/13 2/1/06 – 6/1/12 2/1/06: Date Royster-Clark board recommends holders tender shares following Agrium’s 2nd offer price increase; Agrium announces 99% share support 8 days later 6/1/12: JANA engagement with Agrium begins 467% 381% 369% 312% 213% 186% AGU (NYSE) AGU (TSX) AGU (NYSE) AGU (TSX) AGU (NYSE) AGU (TSX)

JANA’s Nominees: Independent & Aligned With All Shareholders

Overview Agrium continues to insist that JANA’s nominees (other than JANA’s founder) are not independent and have a conflict of interest given that we have provided them with an incentive based solely on the performance of Agrium’s shares (in addition to their substantial personal investments) This is incorrect as a matter of law and on the facts These nominees are independent under every applicable guideline in Canada and the US, and Agrium’s own corporate governance guidelines The incentive is 100% formulaic and has no discretionary element These nominees will owe no duty to JANA, only to Agrium The alignment of their interests with shareholders’ interest is not a conflict of interest. Agrium’s misleading and simplistic descriptions of our directors and the incentive is consistent with their overall approach to this debate, including: Asking shareholders to believe that JANA has invested $1.2 billion and that four nominees have invested $14 million in order to destroy the value of those investments Portraying this debate as “Canadians” versus a “New York hedge fund” when the majority of Agrium’s shares are held outside of Canada, much of its business is done in the US, almost half of its board members are Americans, and the last time we checked relations between Canada and New York were quite good Shareholders deserve better. We will therefore walk through in detail our thought process and the factors we considered, including considerations related to Canadian governance principles, so that shareholders can judge for themselves on a more reasoned and thoughtful basis

Consideration 1: Getting Qualified Directors On The Board Every shareholder who decides to nominate directors for election to the board of a company has a basic hurdle: How to get the most qualified people to stand as nominees In some cases people will agree to be nominated without any additional incentive, but in many instances this is not possible There is a very good reason for that. Unlike directors who are appointed or nominated by the board itself, directors who are nominated by shareholders run the risk of coming under substantial attack by the company (eg. being publicly and falsely accused of riding in a “Trojan Horse” or wearing a “golden leash” or being a “pain in the arse”), are less likely to be asked to join other corporate boards, and are generally signing on for a potentially long and often difficult process This is why shareholders often need to provide additional incentive to get highly-qualified people to join dissident slates Provided an incentive is properly structured (which we will get to), there is no downside to shareholders, who benefit by having a deeper pool of director talent to choose from in an election (in this case three highly qualified distribution executives for a board that has none and a former Canadian Minister of Agriculture). This is a good thing To prevent a shareholder from offering such incentive would stack the deck too heavily in favor of incumbent boards, who already have unlimited license to spend shareholder capital to fight off actively engaged shareholders (as we have seen here) So if one accepts that such an incentive may be required to attract the most qualified director nominees, the question becomes, what is the most appropriate way to structure that incentive?

Consideration 2: Providing The Right Incentive

Consideration 3: Structuring A Stock Performance-Based Incentive So then the question becomes, how should such a share price-based incentive be structured? There are again two basic alternatives: Alternative A: An incentive can be structured to have value no matter how the stock performs, such as by granting a certain amount of stock (or the right to stock or stock value in the future) This aligns a nominee with stock performance, but also results in compensation being awarded even if the stock declines (unless it goes to zero) This would likely be criticized for rewarding the nominee simply for being nominated Alternative B: An incentive can be structured to only deliver value if the share price appreciates – We believe this is preferable given that nominees will only benefit if shareholders benefit The next question is, how will such an incentive be viewed by shareholders? We and others have employed such an incentive previously, including with our CNET slate which was favorably received by shareholders, with RiskMetrics remarking that “[A] strong activist slate will gain traction with shareholders.” (2008-2009 M&A and Proxy Fight Review) Agrium however has called such incentive-based alignment previously “unheard of in Canada,” and cited concerned “board advocates” (notably, not shareholder advocates) identified by the Globe & Mail, although two of these individuals work for corporate boards (one is the consultant founder of “two advisory firms serving an international clientele of corporate leaders,” and the other is the CEO of Institute of Corp. Directors (ICD), an “association representing Canadian directors and boards,”) and the third is an academic who mistakenly suggests our nominees’ incentives are discretionary; they are not, they are 100% formulaic based on share price While we believe the same substantive considerations apply in the US as in Canada, we next examine these incentives from a Canadian governance perspective

Consideration 4: Canadian Governance Considerations Alternative B (an incentive that only reward directors if all shareholders benefit) is in some ways akin to an option. In Canada, the trend (including in the recommendations of the Canadian Coalition for Good Governance) has been away from options for directors because of the concern that they only provide exposure to upside, not downside, and thus may encourage excessive risk taking Leaving aside the pros and cons of different incentives for directors, the corporate boards at which such guidelines are aimed are much freer to pursue various structures than a dissident shareholder. If we were to choose Alternative A from the previous page (ie. if we were to simply grant stock to directors), we suspect this would be attacked by the company as well given that our directors will have benefitted even if no additional value is created. Again, it is fair to give some consideration to the special circumstances facing a dissident shareholder Concern about a lack of downside exposure can also be addressed, for example if nominees have substantial personal investments, which all of ours do ($14 million total) In fact, this is real downside on their own invested money, not DSU’s that were granted to them as is the case with current Agrium directors, which amplifies their “downside risk” There is no prohibition on options and reasonable guidelines can be applied. In fact, ISS Canada’s 2013 guidelines say: “Due to the continuing use of options in compensation plans in Canada, we have not opposed the use of options for outside directors per se, but have tried to address potential governance concerns by ensuring a reasonable limit on grants to the independent non-employee directors who are charged with overseeing not only a company’s compensation scheme but also its corporate governance and long-term sustainability. To this end, ISS policy established an acceptable range for aggregate non-employee director option grants of 0.25% to 1% of the outstanding shares.” If this guideline were applied to our incentives, they would be well within this range (actually less, at 0.20%). Also, unlike company stock-based compensation, these incentives do not dilute shareholders The next consideration is the duration of the incentive

Consideration 5: Duration We do not believe a 3 year term improperly focuses nominees on only the “short term”: Each director has made a substantial personal investment (and as directors will receive DSUs) Directors will always have different time horizons for realization of some portion of stock gains Two current directors (Frank Proto and Victor Zaleschuk) will see most of their equity at risk (82% and 94% respectively) be redeemed over an even shorter horizon after they retire in 2014 and 2015, respectively, but presumably are not focused only on this horizon Since at least 2003, director Frank Proto has sold all shares acquired through option exercises – in almost all cases selling his shares immediately upon exercise, and his share ownership has declined from 30,000 shares in 2003 to 8,300 currently Not out of step with normal vesting periods. For example, ISS Canada’s 2013 guidelines for evaluating director compensation include a “Vesting schedule or mandatory deferral period which requires that shares in payment of deferred units may not be paid out until the end of three years.” Agrium has argued that because the term of this incentive began when the agreements were signed, the duration at this point is actually closer to 2.5 years. We do not believe this is a material difference (eg. “This idea will work out great over the next two and a half years, but it will wreck the company in three”), but we have no objection to extending to 3 years from the meeting date There is always a risk, even without such incentives, that directors will be overly focused on the short term, meaning shareholders must consider the track records of any nominees; we believe our nominees can more than withstand such scrutiny

Conclusion Agrium has offered no legitimate critique of the incentive for our nominees, only inaccurate attacks Attacks on their independence: Wrong on the law and the facts, and hypocritical in light of common practice of boards where Agrium directors sit Attacks on conflicts of interest: Alignment with shareholders is not a conflict of interest Attacks for ‘short term’ focus: Such incentives do not focus nominees only on the short term While Agrium has not raised the point directly, we are appropriately respectful of the shift in Canadian governance away from “option”-like compensation by companies. However: Based on the range of available options for and the challenges facing a shareholder assembling a dissident slate, which we have listed on the previous pages, we believe the incentives we have provided do the best job of attracting highly qualified nominees and creating shareholder alignment. As a result, shareholders now have the option to elect executives who have created billions of dollar of value in distribution and the former Canadian Minster of Agriculture We believe the substantive concern regarding the chance of excessive risk taking can be addressed in other ways, including through requiring substantial personal investments which our directors have made even before being elected to the board and limiting the aggregate size of such incentives in accordance with ISS Canada guidelines Leaving aside simplistic “good guy/bad guy” attacks, any compensation structure involves pros and cons, and we believe that we have done the best job possible of balancing those factors in the context of a dissident slate. Agrium is entitled to its opinion, but not it’s own legal system that magically discredits anyone who disagrees with them. There may be other structures that dissidents should consider and we welcome the input of the Canadian governance community and others. In addition, if Agrium’s board would like to have a serious discussion once our nominees are elected regarding these incentives outside of the heat of a proxy contest, our nominees would not hesitate to do so or to pursue a reasonable accommodation if possible

Appendix 1: Defining Director “Independence” Agrium’s Corporate Governance Guidelines: “A Director is an independent director if the Board has affirmatively determined that the Director has no material relationship with the Corporation (directly, through family relationships, or as a partner, shareholder, or officer of an organization that has a relationship with the Corporation)” (II.B) 2013 US & Canadian ISS Guidelines: Defines “Affiliated Outside Director” by listing numerous relationships with the company National Instrument 52-110 (Canadian Securities Regulation): “[A director] is independent if he or she has no direct or indirect material relationship with the issuer.” NYSE Listed Company Manual: “No director qualifies as ‘independent’ unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company)” (303A.02). NYSE Commentary: “[A]s the concern is independence from management, the Exchange does not view ownership of even a significant amount of stock, by itself, as a bar to an independence finding”

“Prior to approaching Viterra, Glencore struck ‘side-car’ agreements to divest some Viterra units to Agrium Inc.” The Financial Post, January 31, 2013 2013 US & Canadian ISS Guidelines: Defines “Affiliated Outside Director” by listing numerous relationships with the company, including “Former executive of the company, an affiliate, or a firm acquired within the past three years.” National Instrument 52-110 (Canadian Securities Regulation): “[A]n individual who accepts, directly or indirectly, any consulting, advisory or other compensatory fee from the issuer or any subsidiary entity of the issuer, other than as remuneration for acting in his or her capacity as a member of the board of directors or any board committee, or as a part-time chair or vice-chair of the board or any board committee... is considered to have a material relationship with the issuer.” Appendix 1: Defining Director “Independence” (Cont’d) Agrium’s appointment of Mayo Schmidt, who as Viterra’s CEO received C$30MM in a transaction which Agrium helped to facilitate which ended in Agrium buying Viterra’s distribution business, comes much closer to raising legitimate independence questions.

Appendix 2: Agrium Directors On Boards Where A Director Receives Compensation From A Shareholder Company Directors Affiliated with Large Shareholders Agrium Director on Board at the time Celestica (CDN) Both the CEO and a director of Celestica’s controlling shareholder Michael Wilson – Celestica Director & Member of Nominating & Corporate Governance Committee Lyondell (US) Executive of a large Lyondell shareholder David Lesar Nexen (CDN) Director of a large Nexen shareholder Victor Zaleschuk, the Hon. Anne McLellan Viterra (CDN) Director of a large Viterra shareholder Mayo Schmidt Halliburton (US) Director of a large Halliburton shareholder David Lesar

 “Jana bid raises questions over independence” (excerpts; emphasis added) March 13, 2013 Deborah Yedlin, Calgary Herald Notes that rule applies to relationships with the Issuer, not shareholders, but then applies the rule to shareholders anyway. “By suggesting it will reward the director nominees, Jana ignores a Canadian rule prescribed by the Ontario Securities Commission - National Instrument 52-110 - governing director independence. Here is an example pertaining to the audit committee: A member of an audit committee is independent if the member has no direct or indirect material relationship with the issuer. The material relationship in this context is something that could 'interfere with the exercise of a member's independent judgment.’” Wrong. The test for director independence is based on relationship with the issuer, not shareholders. Also ignores that (1) alignment with shareholders is not a conflict and (2) incentives are non-discretionary, completely formulaic based on stock price performance. “This proposed arrangement would seem to undermine the notion of a director being independent since it suggests the directors would become employees of Jana and are de facto no longer independent.” Having a “material interest” in the performance of the company’s stock is not a conflict. “In NI 58-201, the corporate governance guidelines issued by the OSC, it states corporations should have a code of conduct and business ethics covering off a number of issues, including conflicts of interest. According to the OSC, such a conflict would include 'transactions and agreements in respect of which a director or executive officer has a material interest.'” Appendix 3: Recent Calgary Herald Commentary Likewise, fails to explain how exposure to stock price performance is an “improper personal benefit”. “Agrium's own code of ethics states the following: A conflict of interest may also arise when we, or a member of our family or an acquaintance, receive improper personal benefits as a result of our Agrium position, whether those benefits are received from the corporation or from a third party'”